PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated December 12, 1997,                Registration No. 333-38113
As Supplemented to Date


                                  $115,000,000

                             CAREMATRIX CORPORATION

                 6-1/4% Convertible Subordinated Notes due 2004
                                       and
                Shares of Common Stock, Par Value $.05 Per Share,
                        Issuable Upon Conversion Thereof


          This Prospectus Supplement (the "Supplement") relates to the resale by Reserve Convertible Securities Fund ("RCS Fund") of up to $500,000 aggregate principal amount of 6-1/4% Convertible Subordinated Notes due 2004 (the "Notes") of CareMatrix Corporation, a Delaware corporation (the "Company"), originally issued in private placements consummated on August 18, 1997 and October 1, 1997 (the "Debt Offering"), pursuant to the Company's Registration Statement on Form S-3 (No. 333-38113) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated December 12, 1997, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

          Based on information provided to the Company, the aggregate principal amount of the Notes currently beneficially owned by RCS Fund is $600,000, of which $500,000 may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including RCS Fund) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Notes is $115,000,000.

          The closing price of the Company's Common Stock as reported on the American Stock Exchange on February 6, 1998 was $25.00 per share.

          The Notes are neither listed on a national securities exchange nor quoted on an automated quotation system; however, the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

          The date of this Prospectus Supplement is February 9, 1998